                                                                    EXHIBIT 99.1

A U D I T E D   C O M B I N E D   F I N A N C I A L   S T A T E M E N T S

TRW Aeronautical Systems
Years ended December 31, 2001 and 2000
with Report of Independent Auditors

                         INDEX TO FINANCIAL STATEMENTS

Annual Financial Statements
---------------------------

Report of Independent Auditors............................................... 2
Statements of Operations for the Years Ended December 31, 2001 and 2000...... 3
Balance Sheets at December 31, 2001 and 2000................................. 4
Statements of Cash Flows for the Years Ended December 31, 2001 and 2000 ..... 5
Statements of Changes in Stockholder's Investment for the Years Ended
  December 31, 2001 and 2000................................................. 6
Notes to Financial Statements................................................ 7

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
TRW Inc.

         We have audited the accompanying combined balance sheets of TRW Aeronautical Systems as of December 31, 2001 and 2000, and the related combined statements of operations, cash flows and changes in stockholder's investment for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of TRW Aeronautical Systems at December 31, 2001 and 2000, and the combined results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.


                                                           /s/ Ernst & Young LLP


Cleveland, Ohio
August 27, 2002

STATEMENTS OF OPERATIONS

TRW Aeronautical Systems
(In millions)
Years ended December 31                                2001             2000
---------------------------------------------------------------    -------------

Sales                                               $ 1,101.8        $ 1,105.0
Cost of sales                                           755.7            740.3
---------------------------------------------------------------    -------------
Gross profit                                            346.1            364.7

Administrative and selling expenses                     170.5            138.6
Research and development expenses                        78.5             67.5
Interest expense                                         82.0             85.6
Amortization of goodwill and intangible assets           32.1             30.3
Other (income) expense - net                             (4.6)            39.5
---------------------------------------------------------------    -------------
Earnings (loss) before income taxes                     (12.4)             3.2
Income tax (benefit) expense                             (0.9)             7.3
---------------------------------------------------------------    -------------
Net loss                                            $   (11.5)       $    (4.1)
                                                  =============    =============


See notes to financial statements.

BALANCE SHEETS

TRW Aeronautical Systems
(In millions)
December 31                                               2001          2000
-----------------------------------------------------------------   -----------
ASSETS
Current assets
  Cash and cash equivalents                            $    27.1     $    19.3
  Accounts receivable (net of allowances of $1.7 and
    $1.9 in 2001 and 2000, respectively)                   178.4         261.6

  Inventories
    Finished products and work-in-process                  156.2         130.8
    Raw materials and supplies                              32.3          40.0
-----------------------------------------------------------------   -----------
  Total inventories                                        188.5         170.8

  Prepaid expenses                                          10.2          18.2
  Deferred income taxes                                     30.5          40.7
-----------------------------------------------------------------   -----------
Total current assets                                       434.7         510.6

Property, plant and equipment - on the basis of cost
  Land                                                      28.8          30.2
  Buildings                                                 49.0          53.8
  Machinery and equipment                                  264.3         199.0
-----------------------------------------------------------------   -----------
                                                           342.1         283.0
  Less accumulated depreciation and amortization            83.4          55.2
-----------------------------------------------------------------   -----------
Total property, plant and equipment - net                  258.7         227.8

Intangible assets
  Goodwill                                                 791.2         832.3
  Other intangible assets                                  388.1         398.7
-----------------------------------------------------------------   -----------
                                                         1,179.3       1,231.0
  Less accumulated amortization                            100.1          68.8
-----------------------------------------------------------------   -----------
Total intangible assets-net                              1,079.2       1,162.2

Investments in affiliated companies                          2.8           2.9
Other notes and accounts receivable                         18.7          18.1
Deferred income taxes                                       15.1            --
Other assets                                               112.8         109.7
Prepaid pension cost                                       115.0         118.0
-----------------------------------------------------------------   -----------
                                                       $ 2,037.0     $ 2,149.3
                                                      ===========   ===========

LIABILITIES AND STOCKHOLDER'S INVESTMENT
Current liabilities
  Short-term debt                                      $     1.1     $     4.1
  Trade accounts payable                                   170.7         140.2
  Accrued compensation                                      19.4          26.9
  Other accruals                                           128.9         106.6
  Income taxes                                               0.1           0.6
  Current portion of long-term debt                          6.3           7.1
-----------------------------------------------------------------   -----------
Total current liabilities                                  326.5         285.5

Long-term debt                                              24.1          28.6
Long-term liabilities                                      124.2         115.3
Deferred income taxes                                         --          11.8
Stockholder's investment
  Parent company investment                              1,731.0       1,815.3
  Accumulated other comprehensive loss                    (168.8)       (107.2)
-----------------------------------------------------------------   -----------
Total stockholder's investment                           1,562.2       1,708.1
-----------------------------------------------------------------   -----------
                                                       $ 2,037.0     $ 2,149.3
                                                      ===========   ===========

See notes to financial statements.

STATEMENTS OF CASH FLOWS

TRW Aeronautical Systems
(In millions)
Years ended December 31                                   2001          2000
-----------------------------------------------------------------   -----------

OPERATING ACTIVITIES
  Net loss                                              $ (11.5)      $ (4.1)
  Adjustments to reconcile net loss to net cash
    provided by operating activities
      Depreciation and amortization                        69.7         66.5
      Net gain on sale of assets                           (4.1)          --
      Deferred income taxes                                13.9         34.0
      Other-net                                             0.2         (1.1)
  Changes in assets and liabilities, net of effects
    of businesses divested
      Accounts receivable, net                             76.3        (19.6)
      Inventories                                         (22.0)        28.4
      Trade accounts payable                               34.5        (10.5)
      Prepaid expenses and other liabilities               47.5        (23.5)
      Other - net                                          (5.5)       (40.0)
-----------------------------------------------------------------   -----------
Net cash provided by operating activities                 199.0         30.1

INVESTING ACTIVITIES
  Capital expenditures including other intangibles        (88.6)       (50.0)
  Net proceeds from divestitures                           24.4           --
  Other - net                                              (2.2)        (1.8)
-----------------------------------------------------------------   -----------
Net cash used in investing activities                     (66.4)       (51.8)

FINANCING ACTIVITIES
  Decrease in short-term debt                              (3.0)        (5.1)
  Net transfer to parent company                         (113.9)        (5.4)
  Principal payments on debt in excess of 90 days          (2.3)        (4.0)
  Other - net                                               2.8         (3.7)
-----------------------------------------------------------------   -----------
Net cash used in financing activities                    (116.4)       (18.2)
Effect of exchange rate changes on cash                    (8.4)        11.7
-----------------------------------------------------------------   -----------
Increase (decrease) in cash and cash equivalents            7.8        (28.2)
Cash and cash equivalents at beginning of year             19.3         47.5
-----------------------------------------------------------------   -----------
Cash and cash equivalents at end of year                $  27.1       $ 19.3
                                                        =========   ===========

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid (net of amount capitalized)               $  81.4       $ 86.6
Income tax refunds (net of taxes paid)                     65.2         11.0

See notes to financial statements.

STATEMENTS OF CHANGES IN STOCKHOLDER'S INVESTMENT

TRW Aeronautical Systems
(In millions)
--------------------------------------------------------------------------------
                                                    Accumulated
                                        Parent         Other         Total
                                        Company    Comprehensive  Stockholder's
                                       Investment      Loss        Investment
--------------------------------------------------------------------------------
Balance at December 31, 1999           $ 1,657.6     $  (33.5)     $ 1,624.1
--------------------------------------------------------------------------------
Net loss - 2000                             (4.1)                       (4.1)

Foreign exchange loss, net of
  tax of $96.9 million                                  (72.4)         (72.4)
Minimum pension liability, net of tax                    (1.3)          (1.3)
                                                                   ---------
Total comprehensive loss                                               (77.8)

Net transfers from Parent Company          161.8                       161.8
--------------------------------------------------------------------------------
Balance at December 31, 2000             1,815.3       (107.2)       1,708.1
--------------------------------------------------------------------------------
Net loss - 2001                            (11.5)                      (11.5)

Foreign exchange loss, net of
  tax of $32.9 million                                  (26.5)         (26.5)
Deferred cash flow hedges, net of
  tax of $15.2 million                                  (33.1)         (33.1)
Minimum pension liability, net of tax                    (2.0)          (2.0)
                                                                   ---------
Total comprehensive loss                                               (73.1)

Net transfers to Parent Company            (72.8)                      (72.8)
--------------------------------------------------------------------------------
Balance at December 31, 2001           $ 1,731.0     $ (168.8)     $ 1,562.2
--------------------------------------------------------------------------------

See notes to financial statements.

                         NOTES TO FINANCIAL STATEMENTS

                BASIS OF PRESENTATION AND TRANSACTIONS WITH TRW

         The combined financial statements of TRW Aeronautical Systems (the "Company") include the assets, liabilities, sales and expenses of TRW Inc.'s ("TRW") Aeronautical Systems businesses. The amounts are based upon TRW's historical amounts. Parent Company Investment represents TRW's investment in the Company including intercompany accounts.

         TRW Aeronautical Systems designs and manufactures high integrity systems and equipment, and provides services in the following product areas: equipment services, including spares and maintenance, repair and overhaul; flight controls; cargo systems; power generation and management; missile actuation and hoists and winches.

         On June 18, 2002, TRW announced that it had reached a definitive agreement with Goodrich Corporation for the sale of its Aeronautical Systems business, excluding certain assets and liabilities, for gross proceeds of approximately $1.5 billion. TRW expects to complete the sale by the end of the third quarter or early in the fourth quarter of 2002.

         The Statements of Operations of the Company include expenses recorded by the Company or directly charged to it by TRW. In addition, the statements include an allocation of TRW's general corporate expenses to reflect the services provided to or benefits received by the Company. The allocation was $8 million for 2001 and $7 million for 2000 and was reported in Administrative and Selling Expenses in the Statements of Operations. The allocation was based upon TRW's internal allocation methodology, which is based upon an established percentage of costs applied to the cost of operations (sales less earnings
(loss) before taxes from continuing operations). Management believes that this is a reasonable method for allocating the general and administrative corporate expenses. The allocation is not necessarily representative of the operating expenses that would have been incurred had TRW Aeronautical Systems operated on a stand-alone basis.

         Debt reported on the Balance Sheets represents the historical third party obligations of the Aeronautical Systems business. Interest expense from the specific third party debt obligations attributed to the Company's operations is included in the Statements of Operations. In addition, an estimate of the interest expense of TRW attributable to the operations of the Company is also included in the Statements of Operations. The allocation of interest is based on a ratio of the Company's net assets to TRW's net assets (excluding TRW's automotive business) plus TRW's debt (excluding the debt of the Company and TRW's automotive business). Management believes that this is a reasonable method of allocating interest to the Company. This allocation is not, however, indicative of the total amount of interest that may be incurred by the Company as a separate entity.

         TRW accounts for and pays all United States income taxes. The Company's taxable income(loss) related to its United States operations and foreign operations subject to a United States "check-the-box" election to be taxed in the United States is included in TRW's consolidated income tax returns. The Statements of Operations include an allocation to the Company of TRW's United States income taxes(credits) in amounts generally equivalent to the provisions that would have resulted had the Company filed separate income tax returns for the years presented. The Company has also been allocated United States deferred income taxes based on the estimated differences between the book and tax basis of its assets and liabilities. Most of the Company's foreign operations account for and pay foreign income taxes related to their operations. For those foreign operations that have not separately accounted for and paid income taxes related to their operations, the Statements of Operations include an allocation of TRW's foreign income taxes in amounts generally equivalent to the provisions which would have resulted had the Company filed separate income tax returns for the years presented. These operations have also been allocated foreign deferred income taxes based on the estimated differences between the book and tax basis of their assets and liabilities.

         In the opinion of management, all adjustments necessary for a fair presentation of financial position, operating results and cash flows have been presented. The financial information included may not necessarily reflect the results of operations, financial position, and changes in stockholder's investment in the future or what they would have been if the Company had been a separate, stand-alone company for the periods presented or in the future.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION - The combined financial statements include the accounts of the Company, which include all of TRW's Aeronautical Systems businesses. These businesses include direct and indirect wholly-owned subsidiaries of TRW Inc. Investments in affiliated companies are accounted for by the equity or cost method.

         USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities, and reported amounts in the Statements of Operations. Actual results could differ from those estimates.

         REVENUE RECOGNITION - The Company recognizes sales in accordance with accounting principles generally accepted in the United States. The Company recognizes revenue when title is transferred to the customer.

         ENTRY FEES - It has become increasingly common for major aerospace customers to require an up-front contribution by way of an entry fee either in cash or through other arrangements. This payment effectively demonstrates the Company's commitment to participate in a new product program and is an essential part of the exclusive supply agreement. In return, the Company receives a percentage of product sales in the supply period after flight certification. These contributions are recognized as Other Assets on the Balance Sheets and amortized on a straight-line basis over the programs' useful lives following certification, which approximates 10 years. Entry fees capitalized at December 31, 2001 and 2000 were $105 million and $94 million, respectively.

         CASH AND CASH EQUIVALENTS - Cash and cash equivalents include all highly liquid investments purchased with a maturity of three months or less.

         ACCOUNTS RECEIVABLE - At December 31, 2001, the Company sold accounts receivable of its operations in the U.S. to TRW at face value as part of an accounts receivable securitization arrangement established by TRW with a financial institution and several financial conduits.

         The securitization transactions are accounted for as a sale of the receivables under the provisions of Statement of Financial Accounting Standards
(SFAS) 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," and are removed from the Balance Sheets. The proceeds received are included in cash flows from operating activities in the Statements of Cash Flows.

         At December 31, 2001, $64 million of the Company's accounts receivable had been sold.

         INVENTORIES - Inventories are stated at the lower of cost, principally the first-in, first-out (FIFO) method, or market.

         DEPRECIATION - Depreciation is computed over the assets' estimated useful lives, using the straight-line method for the majority of the Company's depreciable assets, including capital leases. The estimated useful lives of buildings, machinery and equipment, and computers and other office equipment are between 30 to 40 years, 8 to 12 years and 3 to 5 years, respectively. Depreciation expense was $38 million and $36 million for the years ended December 31, 2001 and 2000, respectively.

         INTANGIBLE ASSETS - Intangible assets are stated on the basis of cost and are being amortized by the straight-line method over the estimated future periods to be benefited. Other intangible assets include capitalized internal-use software and other identifiable intangible assets acquired through acquisitions, including core and developed technology and workforce. Capitalized internal-use software is being amortized over periods not to exceed 10 years. Other identifiable intangible assets are being amortized primarily over 5 to 30 years.

         ASSET IMPAIRMENT - The Company records impairment losses on long-lived and intangible assets when events and circumstances indicate that the assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts. If the future undiscounted cash flows are not sufficient to recover the carrying value of the assets, the assets are adjusted to their fair values.


         ENVIRONMENTAL COSTS - The Company participates in environmental assessments and remediation efforts at operating facilities, previously owned or operated facilities, and other waste sites. Costs related to these locations are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts, based on experience and assessments, and are regularly evaluated as efforts proceed.


         PRODUCT CAMPAIGN COSTS - The Company incurs product campaign costs when it and the customer decide to recall a product through a formal campaign to solicit the return of specific products due to a known or suspected safety concern. Product recall costs typically include the cost of the product being replaced, customer cost of the recall and labor to remove and replace the defective part. When a decision to recall a product has been made for which the Company bears some responsibility, it records the estimated cost to the Company of the recall as a charge to net earnings in that period in accordance with Financial Accounting Standards Board (FASB) Statement No. 5.


         RESEARCH AND DEVELOPMENT - Company-funded research and development programs include research and development for commercial products that is expensed as incurred. Customer-funded research and development expenses, net of customer funding, included in research and development expenses, were $43 million and $46 million for 2001 and 2000, respectively.

         SHIPPING AND HANDLING - Shipping costs include payments to a third-party shipper to move the product to the customer. Handling costs include costs from the point the product is removed from finished goods inventory to when provided to the shipper. Shipping and handling costs are expensed as incurred as cost of sales.

         FINANCIAL INSTRUMENTS - The Company adopted Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, on January 1, 2001. SFAS 133 requires companies to recognize all derivative instruments as either assets or liabilities at fair value. The transition adjustment recorded as a result of the adoption did not have a material impact on the Company's financial position or net earnings.

         Under SFAS 133, the gain or loss on derivative instruments that have been designated and qualify as hedges of the exposure to changes in the fair value of an asset or a liability, as well as the offsetting gain or loss on the hedged item, are recognized in net earnings during the period of the change in fair values. For derivative instruments that have been designated and qualify as hedges of the exposure to variability in expected future cash flows, the gain or loss on the derivative is initially reported as a component of other comprehensive income (loss) and reclassified to the Statement of Operations when the hedged transaction affects net earnings. Any gain or loss on the derivative in excess of the cumulative change in the present value of future cash flows of the hedged item is recognized in net earnings during the period of change. For those hedged items that are terminated, any gain or loss on the derivative is recognized in net earnings upon termination. For derivative instruments that are a hedge of a net investment in a foreign currency, the gain or loss is reported in other comprehensive income (loss) as part of the cumulative translation adjustment. Derivatives not designated as hedges are adjusted to fair value through net earnings.

         Prior to the adoption of SFAS 133, changes in market value of contracts that hedged firm foreign currency commitments and inter-company transactions were generally included in the basis of the transactions. Changes in the market value of the contracts that hedged anticipated transactions were generally recognized in net earnings.

         NEW ACCOUNTING PRONOUNCEMENTS - The FASB recently issued SFAS 141, "Business Combinations," SFAS 142, "Goodwill and Intangible Assets," SFAS 143, "Accounting for Asset Retirement Obligations" and SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

         SFAS 141 requires companies to account for acquisitions entered into after June 30, 2001 using the purchase method and establishes criteria to be used in determining whether acquired intangible assets are to be recorded separately from goodwill. Statement 142 sets forth the accounting for goodwill and intangible assets after the completion of a business acquisition and for goodwill and intangible assets already recorded. Goodwill will no longer be amortized beginning January 1, 2002. Rather, goodwill will be tested for impairment by comparing the asset's fair value to its carrying value. Also, the value of workforce of approximately $11 million must be reclassified from intangible assets to goodwill. The Company adopted Statement 142 on January 1, 2002.

         At December 31, 2001, the Company had recorded $743 million of goodwill, net of accumulated amortization. In the second quarter of 2002, management conducted valuations and determined that goodwill was not impaired. In 2001, the Company recorded amortization expense for goodwill and the value of workforce of $20 million before tax, $19 million after tax.

         SFAS 143 requires the fair value of a liability for asset retirement obligations to be recorded in the period in which it is incurred. The statement applies to a company's legal or contractual obligation associated with the retirement of a tangible long-lived asset that resulted from the acquisition, construction or development or through the normal operation of a long-lived asset. The statement is effective for the Company beginning January 1, 2003.

         SFAS 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a consistent method to value long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also changes the rules for reporting the effects of a disposal of a segment of a business. This statement was adopted on January 1, 2002.

         The Company has evaluated the impact of SFAS 143 and SFAS 144 and believes that the adoption of these statements should not have a material impact on its financial position or results of operations.

                                 RESTRUCTURING

         In 2001, the Company announced restructuring actions as a result of decreased demand for its commercial aviation equipment and services. Cost reduction measures are being implemented including reductions of approximately 1,100 employees. As a result of these actions, the Company recorded before-tax charges of $24 million in 2001, of which $8 million and $16 million were recorded in administrative and selling expenses and cost of sales, respectively. As of December 31, 2001, the Company used $4 million for severance payments. In the second quarter of 2002, the Company reversed approximately $4 million of these charges, and expects the balance to be used by the end of 2002.

         As part of the LucasVarity acquisition, the Company recorded approximately $54 million for severance and other costs to close certain facilities. The costs were included in the purchase price allocation and reported in other accruals. During 2001 and 2000, $5 million and $38 million, respectively, were used for severance and lease termination costs. The remaining balance was used in the first quarter of 2002.

A movement of the restructuring reserve is as follows:

(In millions)
--------------------------------------------------------------------------------
                            Provision
                    ------------------------    LucasVarity    Used for
        Beginning   Administrative   Cost of   Purchase Price  Purposes  Ending
         Balance     and Selling      Sales      Allocation    Intended  Balance
        ------------------------------------------------------------------------
2001       $ 7           $ 8          $ 16            -         $  (9)    $ 22
2000         4             -             -           41           (38)       7


                           OTHER (INCOME) EXPENSE-NET

         Other (income) expense - net was income of $4 million and expense of $40 million in 2001 and 2000, respectively. Included in 2000 was $44 million of unrealized losses on foreign currency exchange contracts.

                             FINANCIAL INSTRUMENTS

FAIR VALUES OF FINANCIAL INSTRUMENTS - at December 31

                                                 2001                2000
                                          -----------------  -------------------
                                          Carrying    Fair    Carrying    Fair
(In millions)                               Value    Value      Value    Value
-----------------------------------------------------------  -------------------
Cash and cash equivalents                   $ 27      $ 27      $ 19      $ 19
Short-term debt                                1         1         4         4
Floating rate long-term debt                  24        25        29        28
Fixed rate long-term debt                      6         6         7         6
Foreign currency forward contracts -
  (liability) asset                          (40)      (40)        6         5

         The fair value of long-term debt was estimated using a discounted cash flow analysis based on the Company's current borrowing rates for similar types of borrowing arrangements. The fair value of the foreign currency forward contracts was estimated using a discounted cash flow analysis based on quoted market prices of offsetting contracts.

         FOREIGN CURRENCY FORWARD CONTRACTS - The Company manufactures and sells its products in countries throughout the world. As a result, it is exposed to fluctuations in foreign currency exchange rates. The Company enters into forward contracts to hedge portions of its foreign currency denominated forecasted revenues, purchases and the subsequent cash flows. The critical terms of the hedges are the same as the underlying forecasted transactions, and the hedges are considered to be perfectly effective to offset the changes in fair value of cash flows from the hedged transactions. Gains or losses on these instruments, which mature at various dates through April 2007, are generally recorded in other comprehensive income(loss) until the underlying transaction is recognized in net earnings. The earnings impact is reported in either sales, cost of sales, or other (income) expense-net, to match the underlying transaction.

         The amount of gains and losses reclassified into net earnings in 2001 as a result of the discontinuation of cash flow hedges or hedge ineffectiveness were immaterial. Foreign currency cash flow hedges with a combined fair value of a $6 million loss after tax at December 31, 2001 are expected to be recognized in net earnings in 2002.

         At December 31, 2001, the Company had foreign currency forward contracts outstanding with a notional amount of $1.4 billion, denominated principally in the Euro and the British pound. Foreign exchange contracts are placed either through TRW, or directly with a number of major financial institutions to minimize credit risk. No collateral is held in relation to the contracts, and the Company anticipates that these financial institutions will satisfy their obligations under the contracts.

         The following table represents the movement of amounts reported in other comprehensive income (loss) of deferred cash flow hedges, net of tax.

(In millions)                                                           2001
--------------------------------------------------------------------------------

Balance at December 31, 2000                                          $  --
Net change in derivative fair value and other movements
  during the year                                                       (40)
Amounts reclassified to earnings during the year                          7
--------------------------------------------------------------------------------
Other comprehensive income(loss)                                      $ (33)
--------------------------------------------------------------------------------

                                  INCOME TAXES

EARNINGS (LOSS) BEFORE INCOME TAXES
(In millions)                                                2001         2000
-------------------------------------------------------------------     --------
U.S.                                                        $ (15)       $ (86)
Non-U.S.                                                        3           89
-------------------------------------------------------------------     --------
                                                            $ (12)       $   3
                                                           =======      ========

PROVISION FOR (BENEFIT OF) INCOME TAXES
(In millions)                                                2001         2000
-------------------------------------------------------------------     --------
Current
  U.S. federal                                              $ (61)       $ (21)
  Non-U.S.                                                     (5)           8
  U.S. state and local                                          -            3
-------------------------------------------------------------------     --------
                                                              (66)         (10)
Deferred
  U.S. federal                                                 61           23
  Non-U.S.                                                      4           (4)
  U.S. state and local                                          -           (2)
-------------------------------------------------------------------     --------
                                                               65           17
                                                           -------      --------
                                                            $  (1)       $   7
                                                           =======      ========

EFFECTIVE INCOME TAX RATE
                                                             2001         2000
-------------------------------------------------------------------     --------
U.S. statutory income tax rate                               35.0%        35.0%
Nondeductible expenses                                       (1.3)         4.1
U.S. state and local income taxes
  net of U.S. federal tax benefit                            (2.2)        24.9
Non-U.S. tax rate variances net of
  foreign tax credits                                         7.2          4.5
Goodwill amortization                                       (47.5)       157.9
R&D tax credits                                              15.0            -
Other                                                         1.3          3.5
-------------------------------------------------------------------     --------
                                                              7.5%       229.9%
                                                           =======      ========

         The effective income tax rate for the year ended December 31, 2001 was
7.5 percent compared to 229.9 percent for the year ended December 31, 2000. Excluding the unusual items for the years ended December 31, 2001 and 2000, the effective income tax rates would have been 54.5 percent and 48.3 percent, respectively. The major items affecting the effective income tax rate in 2001 were tax credits and non-deductible goodwill amortization. The main items affecting the effective tax rate in 2000 were non-deductible goodwill amortization and state and local income taxes.

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 2001 and 2000, the Company had unused tax benefits of $3.4 million and $4.4 million, respectively, related to foreign net operating loss carryforwards for income tax purposes, of which the balance expires at various dates through 2005. A valuation allowance at December 31, 2001 and 2000, of $3.4 million and $4.4 million, respectively, has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the benefit of the loss carryforwards.

         It is the Company's intention to reinvest undistributed earnings of certain foreign subsidiaries, thereby indefinitely postponing their remittance. Accordingly, deferred income taxes have not provided for accumulated undistributed earnings of $11 million at December 31, 2001. It is not practicable to estimate the additional income taxes and applicable withholding that would be payable on the remittance of such undistributed earnings.

                                                    Deferred tax   Deferred tax
                                                       assets      liabilities
                                                    ------------   ------------
(In millions)                                       2001    2000   2001    2000
----------------------------------------------------------------   ------------
Pensions and post-retirement benefits other
  than pensions                                     $ 13    $ 12   $ 38    $ 40
State and local taxes                                                 1       1
Inventory                                             12      10      -       -
Reserves and accruals                                 13      22      -       -
Depreciation and amortization                          -       -    101      99
Non-U.S. net operating loss carryforwards              3       4      -       -
Foreign currency exchange                            139     106      -       -
Other                                                  9      19      -       -
----------------------------------------------------------------   ------------
                                                     189     173    140     140
Valuation allowance for deferred tax assets           (3)     (4)     -       -
----------------------------------------------------------------   ------------
                                                    $186    $169   $140    $140
                                                    ============   ============

                                 PENSION PLANS

         During the periods presented, substantially all of TRW Aeronautical Systems' employees participated in TRW's defined benefit plans. The financial statements of the Company reflect the pension assets and liabilities related to the active and retired TRW Aeronautical Systems' employees in the Company's plans or in TRW's plans. The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended December 31, 2001, and a statement of the funded status as of December 31, 2001 and 2000:

                                                     2001              2000
                                                --------------    --------------
(In millions)                                   U.S.  Non-U.S.    U.S.  Non-U.S.
--------------------------------------------------------------    --------------
Change in benefit obligations
Benefit obligations at January 1                $ 30   $ 332      $ 24   $ 357
  Service cost                                     3      18         2      18
  Interest cost                                    2      19         2      19
  Amendments                                       1       -         -       -
  Actuarial loss (gain)                           (1)    (34)        4     (33)
  Foreign currency exchange rate changes
    and other                                      -      (9)        -     (28)
  Divestitures                                     -       -         -      (1)
  Benefits paid                                   (2)     (1)       (2)      -
--------------------------------------------------------------    --------------
Benefit obligations at December 31              $ 33   $ 325      $ 30   $ 332

Change in plan assets
Fair value of plan assets at January 1          $ 26   $ 485      $ 25   $ 556
  Actual return on plan assets                     -     (55)        1     (30)
  Foreign currency exchange rate changes           -     (13)        -     (44)
  Company contributions                            3       -         2       -
  Plan participant contributions                   -       4         -       3
  Benefits paid                                   (2)     (1)       (2)      -
--------------------------------------------------------------    --------------
Fair value of plan assets at December 31        $ 27   $ 420      $ 26   $ 485

Funded status of the plan                       $ (6)  $  95      $ (4)  $ 153
  Unrecognized actuarial loss (gain)               5       2         3     (54)
  Unrecognized prior service cost                  2       -         2       -
--------------------------------------------------------------    --------------
Total recognized                                $  1   $  97      $  1   $  99
--------------------------------------------------------------    --------------

         The following table provides the amounts recognized in the Balance Sheets as of December 31, 2001 and 2000:

                                                     2001              2000
                                                --------------    --------------
(In millions)                                   U.S.  Non-U.S.    U.S.  Non-U.S.
--------------------------------------------------------------    --------------
Prepaid benefit cost                            $  1   $ 114      $  1   $ 117
Accrued benefit liability                          -     (17)        -     (18)
Additional minimum liability                      (7)      -        (4)      -
Intangible asset and other                         2       -         2       -
Accumulated other comprehensive loss               5       -         2       -
--------------------------------------------------------------    --------------
Total recognized                                $  1   $  97      $  1   $  99
--------------------------------------------------------------    --------------
                                       15

         The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the United States pension plans for the TRW Aeronautical Systems' employees and retirees with accumulated benefit obligations in excess of plan assets were $28 million, $28 million and $22 million, respectively, as of December 31, 2001, and $27 million, $27 million and $24 million, respectively, as of December 31, 2000.

         The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-United States pension plans for the TRW Aeronautical Systems' employees and retirees with accumulated benefit obligations in excess of plan assets were $21 million, $16 million and $4 million, respectively, as of December 31, 2001, and $18 million, $15 million and $0 million, respectively, as of December 31, 2000.

         The following table provides the components of net pension cost for the plans for years 2001 and 2000:

                                                     2001              2000
                                                --------------    --------------
(In millions)                                   U.S.  Non-U.S.    U.S.  Non-U.S.
--------------------------------------------------------------    --------------
Defined benefit plans
  Service cost-benefits earned during the year  $  3   $ 18       $  2    $ 18
  Interest cost on projected benefit obligations   2     19          2      19
  Expected return on plan assets                  (3)   (37)        (2)    (35)
  Amortization of prior service cost               1      -          -       -
--------------------------------------------------------------    --------------
Defined benefit plans                              3      -          2       2
Defined contribution plans                         -      -          2       -
Employee stock ownership and savings plan          2      -          -       -
--------------------------------------------------------------    --------------
Total pension cost                              $  5   $  -       $  4    $  2
--------------------------------------------------------------    --------------

         The assumptions used in the measurement of the benefit obligations for the active and retired TRW Aeronautical Systems' employees are shown in the following table:


                                                  2001               2000
                                            ----------------   ----------------
                                             U.S.   Non-U.S.    U.S.   Non-U.S.
------------------------------------------------------------   ----------------
Actuarial assumptions
  Discount rate                             7.25%   5.5-6.5%   7.50%   6.0-7.0%
  Rate of increase in compensation levels   4.10%   2.0-4.0%   4.10%   3.5-4.5%
------------------------------------------------------------   ----------------

         The expected long-term rate of return on plan assets for United States plans was 9.5 percent for 2001 and 2000. For non-United States plans the expected long-term rate of return ranged from 8 to 8.75 percent in 2001 and 2000.

         TRW sponsors a contributory stock ownership and savings plan for which a majority of TRW Aeronautical Systems' United States employees are eligible and under which TRW matches employee contributions up to three percent of the participant's qualified compensation. TRW contributions are held in an unleveraged employee stock ownership plan. Prior to 2001, certain employees participated in a defined contribution pension plan. Those employees participated in the stock ownership and savings plan in 2001.

                  POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

         TRW provides health care and life insurance benefits for a majority of TRW Aeronautical Systems' retired employees in the United States and Canada. The health care plans provide for cost sharing, in the form of employee contributions, deductibles and coinsurance, between TRW Aeronautical Systems and its retirees. The post-retirement health care plan covering a majority of employees, limits the annual increase in TRW Aeronautical Systems' contribution toward the plan's cost to a maximum of the lesser of 50 percent of medical inflation or four percent. Life insurance benefits are generally noncontributory. Retirees in certain other countries are provided similar benefits by plans sponsored by their governments. The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended December 31, 2001, and a statement of the funded status as of December 31, 2001 and 2000 for the active and retired TRW Aeronautical Systems' employees:

(In millions)                                               2001        2000
------------------------------------------------------------------   ----------
Change in benefit obligations
Benefit obligations at January 1                           $  45       $  30
  Service cost                                                 1           1
  Interest cost                                                4           2
  Actuarial loss                                               1          13
  Benefits paid                                               (2)         (1)
------------------------------------------------------------------   ----------
Benefit obligations at December 31                         $  49       $  45

Change in plan assets
Fair value of plan assets at January 1                     $   0       $   0
  Company contributions                                        2           1
  Benefits paid                                               (2)         (1)
------------------------------------------------------------------   ----------
Fair value of plan assets at December 31                   $   0       $   0
------------------------------------------------------------------   ----------
Funded status of the plan                                  $ (49)      $ (45)

Unrecognized actuarial loss                                   11          10
------------------------------------------------------------------   ----------
Total accrued benefit cost recognized                      $ (38)      $ (35)
------------------------------------------------------------------   ----------

         The following table provides the components of net post-retirement benefit cost for the plans for years 2001 and 2000:

(In millions)                                               2001        2000
------------------------------------------------------------------   ----------
Components of net post-retirement benefit cost
Service cost                                                 $ 1         $ 1
Interest cost                                                  4           2
------------------------------------------------------------------   ----------
Net post-retirement benefit cost                             $ 5         $ 3
------------------------------------------------------------------   ----------

         The weighted-average discount rate used in determining the accumulated post-retirement benefit obligations as of December 31, 2001 and 2000 was 7.25 percent and 7.5 percent, respectively. A 6.4 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for

2002. The rate was assumed to decrease gradually to 5.1 percent in the year 2009 and remain at that level, thereafter.

         A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

                                                           One-percentage-point
                                                           --------------------
(In millions)                                              Increase    Decrease
-------------------------------------------------------------------   ---------
Effect on total of service and interest cost components      $ 1         $ 0
Effect on post-retirement benefit obligations                  5          (4)
-------------------------------------------------------------------   ---------


                           DEBT AND CREDIT AGREEMENTS

SHORT-TERM DEBT
(In millions)                                               2001        2000
------------------------------------------------------------------   ----------

U.S. borrowings                                             $  -        $  -
Non-U.S. borrowings                                            1           4
------------------------------------------------------------------   ----------
                                                               1           4


LONG-TERM DEBT
(In millions)                                               2001        2000
------------------------------------------------------------------   ----------

Capitalized leases                                          $ 26        $ 32
Other borrowings                                               4           4

------------------------------------------------------------------   ----------
Total long-term debt                                          30          36
Less current portion                                           6           7
------------------------------------------------------------------   ----------
                                                            $ 24        $ 29
------------------------------------------------------------------   ----------

         The Company has borrowings under uncommitted credit agreements in certain countries in which it operates. These borrowings are primarily in the local currency of the country where the Company's operations are located. The borrowings are provided by various domestic and international banks at quoted market interest rates. The weighted-average interest rate on short-term borrowings outstanding at December 31, 2001 and 2000, was 2.6 percent and 7.4 percent, respectively.

         Capitalized lease arrangements are provided by several financial institutions, primarily in the United Kingdom, at rates ranging from 6.4 percent to 8.2 percent and expire at various dates through 2011. Other borrowings bear interest at rates ranging from 2.6 percent to 8.5 percent and mature at various dates through 2004.

         The maturities of long-term debt are, in millions: 2002-$6; 2003-$4; 2004-$4; 2005-$3; 2006-$2; and $11 thereafter.

         Compensating balance arrangements and fees were not material.

                               LEASE COMMITMENTS

         The Company leases certain offices, manufacturing and research buildings, machinery, automobiles and computer and other equipment. Such leases, some of which are noncancelable and in many cases include renewals, expire at various dates. The Company pays most maintenance, insurance and tax expenses relating to leased assets. Rental expense for operating leases was $14 million for 2001 and $12 million for 2000.

         At December 31, 2001, the future minimum lease payments for noncancelable operating leases totaled $49 million and are payable as follows, in millions: 2002-$11; 2003-$10; 2004-$8; 2005-$5; 2006-$2; and $ 13 thereafter.

                      ACCUMULATED OTHER COMPREHENSIVE LOSS

         The components of accumulated other comprehensive loss at December 31, 2001 and 2000 are as follows:

(In millions)                                               2001        2000
------------------------------------------------------------------   ----------

Minimum pension liability adjustments, net of tax          $  (3)      $  (1)
Foreign currency exchange loss (net of tax of
  $139 million in 2001 and $106 million in 2000)            (133)       (106)
Unrealized loss on cash flow hedges (net of tax of
  $15 million in 2001)                                       (33)         --
------------------------------------------------------------------   ----------
                                                           $(169)      $(107)
                                                         =========   ==========

                                 CONTINGENCIES

         Various claims, lawsuits and administrative proceedings are pending or threatened against the Company or its subsidiaries, covering a wide range of matters that arise in the ordinary course of its business activities with respect to commercial, product liability and environmental matters. In addition, the Company is conducting a number of environmental investigations and remedial actions at current and former Company locations and, along with other companies, has been named a potentially responsible party for certain waste management sites. Each of these matters is subject to various uncertainties, and some of these matters may be resolved unfavorably with respect to the Company. A reserve estimate for each matter is established using standard engineering cost estimating techniques. In the determination of such costs, consideration is given to the professional judgment of Company environmental engineers, in consultation with outside environmental specialists, when necessary. At multi-party sites, the reserve estimate also reflects the expected allocation of total project costs among the various potentially responsible parties. At December 31, 2001, the Company had reserves for environmental matters of $10 million. The Company believes any liability that may result from the resolution of environmental matters for which sufficient information is available to support these cost estimates will not have a material adverse effect on the Company's financial position or results of operations. However, the Company cannot predict the effect on the Company's financial position of expenditures for aspects of certain matters for which there is insufficient information. In addition, the Company cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters on the Company's financial position or results of operations or the possible effect of compliance with environmental requirements imposed in the future.

Further, product liability claims may be asserted in the future for events not currently known by management. Although the ultimate liability from these potential claims cannot be ascertained at December 31, 2001, management does not anticipate that any related liability would have a material adverse effect on the Company's financial position.